Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                      Contacts:
New York, N.Y. 10022                                                                                                                   James N. Fernandez
                 (212) 230-5315
         Mark L. Aaron
         (212) 230-5301

TIFFANY REPORTS SECOND QUARTER RESULTS;
COMPANY POSTS SOLID SALES AND EARNINGS GROWTH

New York, N.Y., August 27, 2010 – Tiffany & Co. (NYSE: TIF) today reported that its worldwide net sales rose 9% in the second quarter ended July 31, 2010, with solid growth in most regions. A higher operating margin also contributed to a 19% increase in net earnings in the second quarter; net earnings from continuing operations adjusted to exclude nonrecurring items rose 45% (see attached “Non-GAAP Measures” schedule).  The Company increased its full year earnings growth outlook.

Michael J. Kowalski, chairman and chief executive officer, said, “Tiffany’s financial performance in the quarter continued to demonstrate the benefits derived from a growing global presence, with roughly half of our sales now occurring outside the U.S.  In the quarter, we were pleased that sales increased in most countries and product categories.”

In the three months (second quarter) ended July 31, 2010:
•
Worldwide net sales increased 9% to $668.8 million.  On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales rose 8% and comparable store sales rose 5% (see “Non-GAAP Measures” schedule).

•	Net earnings from continuing operations rose 19% to $67.7 million, or $0.53 per diluted share, compared with $56.7 million, or $0.46 per diluted share.

•
Earnings in the second quarter of 2010 include $0.02 per diluted share of expenses (see SG&A expenses below) related to the pending relocation of Tiffany’s New York headquarters staff. Earnings in 2009’s second quarter included $0.07 per diluted share of nonrecurring income related to a loan recovery and tax reserve adjustments. Excluding those items, net earnings from continuing operations increased 45% (see “Non-GAAP Measures” schedule).

In the six months (first half) ended July 31, 2010:
•	Worldwide net sales of $1.302 billion were 15% higher than the prior year. On a constant-exchange-rate basis, worldwide net sales and comparable store sales rose 13% and 7%.

•
Net earnings from continuing operations rose 57% to $132.1 million, or $1.03 per diluted share. Excluding all nonrecurring items in both years (see “Non-GAAP Measures” schedule), net earnings from continuing operations increased 74%.

Net sales highlights by segment:
•
In the Americas, which spans the U.S., Canada and Latin/South America, sales increased 8% to $350.4 million in the second quarter and rose 14% to $665.7 million in the first half. On a constant-exchange-rate basis, sales rose 7% and 13% in the second quarter and first half and comparable store sales increased 5% and 10% (sales in the New York flagship store rose 8% and 16% and comparable Americas’ branch store sales increased 4% and 8%). Internet and catalog sales in the Americas declined 2% in the second quarter and rose 9% in the first half.

•
In Asia-Pacific, sales increased 21% to $111.5 million in the second quarter and increased 35% to $233.8 million in the first half. On a constant-exchange-rate basis, sales rose 17% in the second quarter, with the largest percentage growth in China, Hong Kong, Macau and Korea, and rose 27% in the first half; comparable store sales rose 7% and 14%. During the quarter, the Company opened a store in the new Marina Bay Sands Resort in Singapore (its fourth in Singapore) and a store in the IFC Mall in Shanghai (its 12th in China).

•
In Japan, sales of $118.0 million in the second quarter and $233.1 million in the first half were 4% and 1% higher than the prior year.  On a constant-exchange-rate basis, sales declined 2% and 5% in the respective periods and comparable store sales declined 7% and 8%.

•
In Europe, sales increased 14% to $76.9 million in the second quarter and 19% to $145.5 million in the first half. On a constant-exchange-rate basis, sales rose 25% in the quarter, with similarly strong growth in the U.K. and continental Europe, and rose 22% in the first half; on that basis, comparable store sales rose 21% and 18% in the respective periods.

•
Other sales declined 19% to $11.9 million in the second quarter primarily due to lower wholesale sales of rough diamonds. Other sales increased 24% to $24.2 million in the first half, due to higher wholesale sales of rough diamonds and increased wholesale sales of TIFFANY & CO. merchandise to independent distributors primarily in the Middle East and Russia.

•
The Company operated 223 TIFFANY & CO. stores and boutiques at July 31, 2010 (91 in the Americas, 57 in Japan, 48 in Asia-Pacific and 27 in Europe), versus 211 locations a year ago (88 in the Americas, 57 in Japan, 42 in Asia-Pacific and 24 in Europe).

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) increased to 57.8% in the second quarter, from 55.1% last year, partly reflecting the recapture of higher product costs through retail price increases, as well as manufacturing efficiencies and a decline in wholesale sales of rough diamonds. Gross margin was 57.8% in the first half, compared with 55.5% last year.

•
SG&A (selling, general and administrative) expenses rose 10% in the second quarter and 12% in the first half due to increases in staffing, occupancy and marketing costs. SG&A expenses in 2010 included $3.6 million in the second quarter and $4.4 million in the first half, or $0.02 per diluted share after tax in both periods, of costs related to the pending relocation of Tiffany’s New York headquarters staff; these expenses are associated with the acceleration of depreciation of property and equipment and incremental rents during this transition period until the move occurs in early 2011. In addition, in the second quarter of 2009, the Company recorded a $4.4 million gain, or $0.02 per diluted share after tax, related to a loan recovery. Excluding those items in both years, SG&A expenses increased 7% in the second quarter and 10% in the first half; on that adjusted basis, SG&A expenses as a percentage of net sales was 40.3% in the second quarter, versus 41.2% a year ago, and the ratio was 40.6% in the first half, versus 42.7% last year.

•	Interest and other expenses, net of $11.1 million in the second quarter and $23.3 million in the first half were modestly lower than the prior-year periods.

•
Effective income tax rates were 34.0% in the second quarter and 32.5% in the first half; the first half rate included nonrecurring items recorded in the first quarter (see “Non-GAAP Measures” schedule). In the prior year, effective income tax rates of 26.7% and 32.4% reflected the recording of favorable reserve adjustments at the conclusion of certain tax audits, which benefited net earnings by $0.05 per diluted share in the second quarter and first half of 2009.

•
Cash and cash equivalents and short-term investments were $615 million at July 31, 2010, versus $334 million a year ago. Short-term and long-term debt totaled $782 million, versus $752 million a year ago, and represented 40% of stockholders’ equity at July 31, 2010, compared with 45% a year ago.

•
Net inventories at July 31, 2010 were 1% above July 31, 2009. Net inventories have increased 9% since the start of the fiscal year, and management’s full year objective continues to call for a high-single-digit percentage increase to support sales growth and new store openings.

•
The Company repurchased 798,900 shares of its Common Stock in the second quarter at a total cost of $32.9 million, or an average cost of $41.16 per share, and repurchased 1,118,400 shares in the first half at a total cost of $47.1 million, or an average cost of $42.15 per share. Approximately $355 million remains available for future repurchases under the existing plan which expires in January 2011.

Mr. Kowalski continued, “We look toward the second half of the year with a sense of guarded optimism, continuing to grow our worldwide store base and launching a range of exciting new products, including an extraordinary collection of jewelry with yellow diamonds and an enticing new collection of handbags and leather accessories, among many others.”

He added, “So far in this third quarter, consolidated worldwide sales are growing at a low-double-digit percentage rate over last year, with varying results by region. And, as our sales grow, we are efficiently utilizing our infrastructure to further increase the operating margin. Therefore, based on our better-than-expected second quarter results and expected continued strength in gross margin, we are increasing our annual net earnings outlook to $2.60 - $2.65 per diluted share (from $2.55 - $2.60 previously), although earnings growth in this third quarter (versus last year’s $0.33 per diluted share excluding nonrecurring items) will be somewhat restrained by disproportionately higher marketing spending. Tiffany remains strategically and financially well positioned.”

2010 Outlook:
Management’s outlook for fiscal 2010 is based on the following assumptions which may or may not prove valid:
a)	A worldwide sales increase of approximately 11%;
b)
By region, sales are expected to increase approximately 10% in the Americas, to increase by a mid-twenties percentage in Asia-Pacific, to decline by a low-single-digit percentage in Japan and to increase by a mid-teens percentage in Europe. Other sales are expected to increase modestly from the prior year;

c)	The opening of 14 new Company-operated stores (five in the Americas, seven in Asia-Pacific and two in Europe);
d)	An increased operating margin primarily due to a higher gross margin, as well as an improved ratio of SG&A expenses (excluding nonrecurring items) to sales;
e)	Interest and other expenses, net of approximately $50 million;
f)	An effective income tax rate of 34% - 35%;
g)	Net earnings from continuing operations (excluding nonrecurring items) of $2.60 - $2.65 per diluted share.
h)
This full year earnings forecast excludes any nonrecurring items such as expenses related to the pending relocation of Tiffany’s New York headquarters staff, as well as a net tax benefit recorded in the first quarter which, in total, will reduce earnings in 2010 by approximately $0.06 per diluted share; the Company’s previous earnings forecast also excluded nonrecurring items.

i)	Capital expenditures of approximately $180 million.

Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its third quarter 2010 financial results on November 24, 2010 with a conference call at 8:30 a.m. (Eastern Time).  To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Japan, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2010 vs. 2009			First Half 2010 vs. 2009
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	9%	1%	8%	15%	2%	13%
Americas	8%	1%	7%	14%	1%	13%
Asia-Pacific	21%	4%	17%	35%	8%	27%
Japan	4%	6%	(2)%	1%	6%	(5)%
Europe	14%	(11)%	25%	19%	(3)%	22%
Comparable Store Sales:
Worldwide	6%	1%	5%	10%	3%	7%
Americas	6%	1%	5%	11%	1%	10%
Asia-Pacific	10%	3%	7%	21%	7%	14%
Japan	(1)%	6%	(7)%	(3)%	5%	(8)%
Europe	11%	(10)%	21%	15%	(3)%	18%

Net Earnings from Continuing Operations

The accompanying press release presents net earnings from continuing operations and highlights current-year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s second quarter results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at July 31, 2010. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share (“EPS”) to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

	Three Months Ended July 31, 2010		Three Months Ended July 31, 2009
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings from continuing operations, as reported	$ 67,675	$ 0.53	$ 56,717	$ 0.46
Headquarters relocation a	2,392	0.02	—	—
Tax benefit, net b	—	—	(5,662)	(0.05)
Diamond sourcing agreement c	—	—	(2,676)	(0.02)
Net earnings from continuing operations, as adjusted	$ 70,067	$ 0.55	$ 48,379	$ 0.39

a
On a pre-tax basis includes a $289,000 charge within cost of sales and $3,656,000 charge within SG&A for the three months ended July 31, 2010 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

b
Includes $5,662,000 of tax benefits as a result of favorable reserve adjustments relating to the settlement of certain tax audits within the provision for income taxes for the three months ended July 31, 2009.

c	On a pre-tax basis includes a benefit of $4,442,000 within SG&A from a loan recovery for the three months ended July 31, 2009.

	Six Months Ended July 31, 2010		Six Months Ended July 31, 2009
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings from continuing operations, as reported	$ 132,100	$ 1.03	$ 84,160	$ 0.68
Headquarters relocation a	2,987	0.02	—	—
Tax benefit, net b	(3,096)	(0.02)	(5,662)	(0.05)
Diamond sourcing agreement c	—	—	(2,676)	(0.02)
Net earnings from continuing operations, as adjusted	$ 131,991	$ 1.03	$ 75,822	$ 0.61

a
On a pre-tax basis includes a $361,000 charge within cost of sales and $4,444,000 charge within SG&A for the six months ended July 31, 2010 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

b
Includes a $5,006,000 benefit related to a change in tax status of certain subsidiaries and a $1,910,000 charge related to the new health care reform legislation, both recorded within the provision for income taxes for the six months ended July 31, 2010, and $5,662,000 of tax benefits as a result of favorable reserve adjustments relating to the settlement of certain tax audits within the provision for income taxes for the six months ended July 31, 2009.

c	On a pre-tax basis includes a benefit of $4,442,000 within SG&A from a loan recovery for the six months ended July 31, 2009.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

Three Months Ended July 31,			Six Months Ended July 31,
	2010	2009	2010	2009
Net sales	$668,760	$612,493	$1,302,346	$1,130,108

Cost of sales	282,008	275,041	549,616	503,437

Gross profit	386,752	337,452	752,730	626,671

Selling, general and administrative expenses	273,146	247,898	533,707	477,603

Earnings from continuing operations	113,606	89,554	219,023	149,068

Interest and other expenses, net	11,121	12,132	23,259	24,572

Earnings from continuing operations before income taxes	102,485	77,422	195,764	124,496

Provision for income taxes	34,810	20,705	63,664	40,336

Net earnings from continuing operations	67,675	56,717	132,100	84,160

Net earnings (loss) from discontinued operations	-	59	-	(3,043)

Net earnings	$67,675	$56,776	$132,100	$81,117

Net earnings from continuing operations per share:

Basic	$0.53	$0.46	$1.04	$0.68
Diluted	$0.53	$0.46	$1.03	$0.68

Net earnings per share:

Basic	$0.53	$0.46	$1.04	$0.65
Diluted	$0.53	$0.46	$1.03	$0.65

Weighted-average number of common shares:

Basic	126,897	124,081	126,798	124,041
Diluted	128,385	124,523	128,464	124,343

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited, in thousands)

	July 31,	January 31,	July 31,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$614,674	$785,702	$333,603
Accounts receivable, net	156,708	158,706	140,025
Inventories, net	1,553,117	1,427,855	1,538,514
Deferred income taxes	16,114	6,651	12,303
Prepaid expenses and other current assets	76,780	66,752	99,473

Total current assets	2,417,393	2,445,666	2,123,918

Property, plant and equipment, net	661,387	685,101	707,176
Other assets, net	367,781	357,593	314,375

	$3,446,561	$3,488,360	$3,145,469

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$44,221	$27,642	$40,754
Current portion of long-term debt	269,960	206,815	-
Accounts payable and accrued liabilities	165,757	231,913	155,659
Income taxes payable	16,198	67,513	18,245
Merchandise and other customer credits	60,546	66,390	64,607

Total current liabilities	556,682	600,273	279,265

Long-term debt	467,855	519,592	710,994
Pension/postretirement benefit obligations	189,978	219,276	209,158
Other long-term liabilities	141,112	137,331	142,945
Deferred gains on sale-leasebacks	124,932	128,649	129,665
Stockholders' equity	1,966,002	1,883,239	1,673,442

	$3,446,561	$3,488,360	$3,145,469